ARTICLES OF AMENDMENT
                                TO
                    ARTICLES OF INCORPORATION
                                OF
               INTERNATIONAL NURSING SERVICES, INC.


     Pursuant to the provisions of the Colorado Business
Corporation Act, as amended (the "Act"), International Nursing
Services, Inc., a corporation organized under the laws of the State of Colorado, by its Chief Executive Officer and Secretary, does hereby certify as follows:

     1.   The name of the Corporation is International Nursing
Services, Inc.

     2. The Board of Directors of said Corporation has consented to, authorized by unanimous written consent and passed resolutions declaring that the amendment to the Articles of Incorporation contained herein is advisable and decided to present such amendment to the shareholders of the Corporation at the Annual Meeting of shareholders.

     3. Upon notice given to each shareholder of record entitled to vote on such amendment to the Articles of Incorporation in accordance with the requirements of the Act, the Annual Meeting of the shareholders of the Corporation was held on November 4, 1996, at which meeting holders representing at least a majority of the voting power were present in person or represented by proxy, and the number of votes cast for the amendment by each voting group entitled to vote separately on the amendment was sufficient for approval by the voting group.

     4.   The amendment approved was as follows:

     Section 1 of Article IV of the Corporation's Articles of
Incorporation is amended in its entirety to read as follows:

                            ARTICLE IV
                          CAPITAL STOCK

     Section 1. Classes and Shares Authorized. The total number of shares of Common Stock that the Corporation shall have authority to issue is Twenty-Five Million (25,000,000) shares of Common Stock, $0.001 par value per share. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock, $1.00 par value per share.

     IN WITNESS WHEREOF, International Nursing Services, Inc. has caused these Articles of Amendment to Articles of Incorporation to be signed by its Chief Executive Officer, effective as of the date of filing of these Articles of Amendment to Articles of Incorporation with the Secretary of State of the State of Colorado.

                         INTERNATIONAL NURSING SERVICES, INC.


                         By:  ________________________________
                              John P. Yeros
                              Its:  Chief Executive Officer